As filed with the Securities and Exchange Commission on March 15, 2013

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KABUSHIKI KAISHA MITSUBISHI UFJ FINANCIAL GROUP

(Exact name of registrant as specified in its charter)

Japan	98-0521973
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8330 Japan

(Address of Principal Executive Offices, Including Zip Code)

The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas Stock Bonus Plan

(Full title of the plan)

Robert E. Hand, Esq.

General Counsel

Mitsubishi UFJ Financial Group, Inc. U.S. Holdings Division

1251 Avenue of the Americas

New York, New York 10020-1104

+1-212-782-4000

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Tong Yu, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Fukoku Seimei Bldg. 2F

2-2 Uchisaiwaicho 2-chome

Chiyoda-ku, Tokyo 100-0011, Japan

+81-3-3597-8101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (2)	4,800,000(3)	$5.57(4)	$26,736,000	$3,646.80

(1)	Plus such indeterminate number of additional shares as may be offered and issued to prevent dilution resulting from stock splits or similar transactions in accordance with Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”).
(2)	American Depositary Shares issuable upon deposit of the shares of common stock registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-13338). Each American Depositary Share represents one share of common stock.
(3)	Relates to 4,800,000 Restricted Share Units or other Share-based Awards to be awarded under The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas Stock Bonus Plan.
(4)	The proposed maximum offering price per share was calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the U.S. Securities Act of 1933 based on the average of the high and low prices for the registrant’s common stock as reported on the Tokyo Stock Exchange on March 8, 2013 after conversion into U.S. dollars based on the noon buying rate for cable transfers in Japanese yen as certified for customs purposes by the Federal Reserve Bank of New York as in effect on such date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas Stock Bonus Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the U.S. Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Mitsubishi UFJ Financial Group, Inc. (the “Registrant”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Mitsubishi UFJ Financial Group, Inc., 7-1 Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8330, Japan, Attention: Financial Planning Division.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, or sections of documents, as applicable, filed by the Registrant with the Commission are incorporated herein by reference and made a part hereof to the extent not superseded by reports or other information subsequently filed or furnished:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended March 31, 2012 filed by the Registrant with the Commission on July 23, 2012 (SEC File No. 000-54189) (the “Annual Report”);

(b)	The Registrant’s report on Form 6-K filed by the Registrant with the Commission on January 18, 2013; and

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since March 31, 2012.

In addition, all documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 330 of the Company Law of Japan (the “Company Law”) makes the provisions on mandate contained in Section 10, Chapter 2, Part III of the Civil Code of Japan (the “Civil Code”) applicable to the relationship between the Registrant and its directors and corporate auditors, respectively. Section 10, Chapter 2, Part III of the Civil Code, among other things, provides in effect that:

(a) Any director or corporate auditor of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(b) If a director or a corporate auditor of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor and interest thereon after the date of payment from such company;

(c) If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs of a company entrusted to him, he may require such company to perform it in his place or, if it is not due, to furnish adequate security; and

(d) If a director or a corporate auditor, without any fault on his part, sustains damage through the management of the affairs of a company entrusted to him, he may demand compensation therefor from such company.

Under Article 388 of the Company Law, a company may not refuse a demand from a corporate auditor referred to in subparagraphs (a) through (c) above unless the company establishes that the relevant expense or obligation was or is not necessary for the performance of the corporate auditor’s duties.

Under the Company Law and the Registrant’s articles of incorporation, the Registrant may exempt, by a resolution of the board of directors, its directors and corporate auditors from liabilities to the company arising in connection with their failure to execute their duties without gross negligence, within the limits stipulated by applicable laws and regulations. In addition, the Registrant has entered into a liability limitation agreement with each outside director and corporate auditor which limits the maximum amount of their liability to the company arising in connection with a failure to execute their duties without gross negligence to the greater of either ¥10 million or the aggregate sum of the amounts prescribed in paragraph 1 of Article 425 of the Company Law and Articles 113 and 114 of the Company Law Enforcement Regulations.

The Registrant has in place a directors’ liability insurance policy, which indemnifies its directors against liability arising from certain acts performed or omission thereof in their respective capacities.

Item 7. Exemption From Registration Claimed.

Not applicable.

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Item 8. Exhibits.

Exhibit No.	Document Description

4.1	Articles of Incorporation of Mitsubishi UFJ Financial Group, Inc., as amended on June 26, 2009. (English translation)*

4.2	Share Handling Regulations of Mitsubishi UFJ Financial Group, Inc., as amended on June 26, 2009. (English Translation)*

4.3	Form of American Depositary Receipt.**

4.4	Form of Deposit Agreement, amended and restated as of December 22, 2004, among Mitsubishi Tokyo Financial Group, Inc. (subsequently renamed Mitsubishi UFJ Financial Group, Inc.), The Bank of New York Mellon and the holders from time to time of American Depositary Receipts issued thereunder.**

4.5	The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas Stock Bonus Plan***

4.6	Trust under The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas Stock Bonus Plan***

4.7	Form of The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas Stock Bonus Plan Restricted Share Unit Agreement***

23.1	Consent of Deloitte Touche Tohmatsu LLC.***

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).***

*	Incorporated by reference to the Registrant’s annual report on Form 20-F (File No. 333-98061-99) filed on September 2, 2009.
**	Incorporated by reference to the Registrant’s annual report on Form 20-F (File No. 000-54189) filed on July 23, 2012.
***	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan on March 15, 2013.

MITSUBISHI UFJ FINANCIAL GROUP, INC.

By:	/s/ Taihei Yuki
	Name: Title:	Taihei Yuki Senior Managing Director and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Taihei Yuki as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Takamune Okihara Takamune Okihara	Chairman	March 5, 2013

/s/ Kinya Okauchi Kinya Okauchi	Deputy Chairman and Chief Audit Officer	March 6, 2013

/s/ Katsunori Nagayasu Katsunori Nagayasu	President & Chief Executive Officer	March 5, 2013

/s/ Masaaki Tanaka Masaaki Tanaka	Deputy President	March 4, 2013

/s/ Taihei Yuki Taihei Yuki	Senior Managing Director and Chief Financial Officer	March 4, 2013

/s/ Ichiro Hamakawa Ichiro Hamakawa	Senior Managing Director and Chief Planning Officer	March 4, 2013

/s/ Akihiko Kagawa Akihiko Kagawa	Managing Director and Chief Compliance and Risk Officer	March 4, 2013

/s/ Toshiro Toyoizumi Toshiro Toyoizumi	Director	March 7, 2013

/s/ Nobuyuki Hirano Nobuyuki Hirano	Director	March 4, 2013

/s/ Shunsuke Teraoka Shunsuke Teraoka	Director	March 6, 2013

/s/ Tatsuo Wakabayashi Tatsuo Wakabayashi	Director	March 6, 2013

/s/ Saburo Araki Saburo Araki	Director	March 5, 2013

/s/ Hiroyuki Noguchi Hiroyuki Noguchi	Director	March 7, 2013

Signature	Capacity	Date

/s/ Muneaki Tokunari Muneaki Tokunari	Director	March 6, 2013

/s/ Ryuji Araki Ryuji Araki	Director	February 28, 2013

/s/ Kazuhiro Watanabe Kazuhiro Watanabe	Director	February 28, 2013

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Mitsubishi UFJ Financial Group, Inc., has signed this registration statement or amendment thereto on March 15, 2013.

MITSUBISHI UFJ FINANCIAL GROUP, INC. U.S. Holdings Division

By:	/s/ Robert E. Hand
Name: Robert E. Hand Title: General Counsel

EXHIBIT INDEX

Exhibit No.	Document Description

4.1	Articles of Incorporation of Mitsubishi UFJ Financial Group, Inc., as amended on June 26, 2009. (English translation)*

4.2	Share Handling Regulations of Mitsubishi UFJ Financial Group, Inc., as amended on June 26, 2009. (English Translation)*

4.3	Form of American Depositary Receipt.**

4.4	Form of Deposit Agreement, amended and restated as of December 22, 2004, among Mitsubishi Tokyo Financial Group, Inc. (subsequently renamed Mitsubishi UFJ Financial Group, Inc.), The Bank of New York Mellon and the holders from time to time of American Depositary Receipts issued thereunder.**

4.5	The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas Stock Bonus Plan***

4.6	Trust under The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas Stock Bonus Plan***

4.7	Form of The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas Stock Bonus Plan Restricted Share Unit Agreement***

23.1	Consent of Deloitte Touche Tohmatsu LLC.***

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).***

*	Incorporated by reference to the Registrant’s annual report on Form 20-F (File No. 333-98061-99) filed on September 2, 2009.
**	Incorporated by reference to the Registrant’s annual report on Form 20-F (File No. 000-54189) filed on July 23, 2012.
***	Filed herewith.